Exhibit 23.2
[Letterhead of Jin Mao PRC Lawyers]
May 4, 2009
E-House (China) Holdings Limited
17F, Merchandise Harvest Building (East)
No. 333 North Chengdu Road
Shanghai, PRC 200041
People’s Republic of China
Dear Sirs,
Re: E-House (China) Holdings Limited (the “Company”)
We consent to the reference to our firm under the headings “Risk Factors,” insofar as they purport to describe the provisions of PRC laws and regulations, in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,
/s/ Jin Mao PRC Lawyers
Jin Mao PRC Lawyers